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                                                                     Exhibit 11A

                      EQUITY PURCHASE AND VOTING AGREEMENT


         THIS EQUITY PURCHASE AND VOTING AGREEMENT (this "Agreement"), dated as of November 15, 1999, between Infogrames Entertainment S.A., a societe anonyme organized under the laws of France ("Parent"), California U.S. Holdings, Inc., a wholly owned subsidiary of Parent ("Purchaser"), and _________________________ ("Stockholder").

                              W I T N E S S E T H:

         WHEREAS, Stockholder owns (both beneficially and of record) the number of shares of common stock, par value $.01 per share ("Common Stock"), of GT Interactive Software Corp., a Delaware corporation (the "Company"), set forth on
Schedule 1 hereto; and

         WHEREAS, Parent intends Purchaser to buy from Stockholder, and Stockholder intends to sell to Purchaser, the shares of Common Stock owned by Stockholder, as set forth next to Stockholder's name on Schedule 1, together with any shares of Common Stock, other securities or other property hereafter acquired beneficially or of record by Stockholder in respect of such shares of Common Stock, as provided by Section 1.3 (the "Subject Common Shares"); and

         WHEREAS, in connection herewith, and as a condition to the willingness of the Company to approve the transactions described in this Agreement, Parent and Purchaser are entering concurrently into a Securities Purchase Agreement with the Company, dated as of November 15, 1999 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to make a major capital investment in the Company; and

         WHEREAS, as a condition to the willingness of Parent to enter into the Purchase Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, among other things, (i) to appoint Purchaser as Stockholder's proxy to vote the Subject Common Shares and the Schedule 2 Shares (as hereinafter defined), (ii) with respect to certain questions put to stockholders of the Company for a vote, to vote the Subject Common Shares and the Schedule 2 Shares and (iii) to agree to certain restrictions on post-Closing business activities;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Purchase and Sale of Subject Common Shares.

                  1.1 Purchase of Common Shares. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase from the Stockholder, and Stockholder shall sell and transfer to Purchaser, on the Closing Date all of the Subject Common Shares at an aggregate price of [$____], free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens").

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                  1.2 Conditions to Closing. The obligations of the parties to consummate the transactions contemplated by Section 1.1 hereof are subject to the following conditions: (a) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of the Subject Common Shares shall have expired or been terminated and any applicable foreign antitrust requirements shall have been satisfied, (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of the Subject Common Shares and (c) subject to the following sentence, the closing under the Purchase Agreement shall have occurred at or prior to the Closing. Parent and Purchaser shall be entitled to waive on behalf of all parties hereto the conditions contained in (c) of the preceding sentence in the event that the Company is in breach of its obligations under Article I of the Purchase Agreement to consummate the Purchase (as defined in the Purchase Agreement). Parent and Stockholder each shall promptly after the date hereof make such filings and provide such information as may be required under the HSR Act or any applicable foreign antitrust laws with respect to the sale of the Subject Common Shares.

                  1.3 Closing. Subject to the conditions contained in Section
1.2 and the following sentence, the closing of the transactions contemplated by
Section 1.1 hereof (the "Closing") shall occur simultaneously with, and at the same location as, the closing under the Purchase Agreement. In the event Parent and Purchaser waive the conditions described in Section 1.2(c), the Closing shall occur at 10:00 a.m. on the second business day after all other conditions contained in Section 1.2 have been satisfied or waived, at the offices of Pillsbury Madison & Sutro LLP, New York, New York, or such other time or place as the parties may agree. The date of the Closing being the "Closing Date." Stockholder shall deliver to Purchaser at the Closing a certificate or certificates evidencing the Subject Common Shares, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may reasonably be necessary in Purchaser's judgment to transfer record ownership of the Subject Common Shares into Purchaser's name on the stock transfer books of the Company.

                  1.4 Adjustments Upon Changes in Capitalization. In the event of any change prior to the Closing Date in the outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of a dividend of cash or securities or the issuance of any securities not contemplated by the Purchase Agreement) which would have the effect of diluting or otherwise adversely affecting Parent's or Purchaser's rights and privileges or prospective rights and privileges under this Agreement, the number and kind of shares of Common Stock and the other securities or other property which Purchaser shall be entitled to purchase hereunder shall be appropriately and equitably adjusted to restore to Parent and Purchaser such respective rights and privileges.

         2. Representations and Warranties of Stockholder.

         Stockholder hereby represents and warrants to Parent and Purchaser the following as of the date hereof and as of the Closing:

                  2.1 Title to the Subject Common Shares. Stockholder is the owner (both beneficially and of record) of the Subject Common Shares. Except for the Subject Common Shares and the shares of Common Stock owned by Stockholder, as set forth next to Stockholder's name on


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Schedule 2 ("Schedule 2 Shares"), Stockholder is not the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and does not have any other rights of any nature to acquire any additional shares of, any capital stock of the Company (except for any such beneficial ownership which Stockholder may have of the shares of Common Stock owned by any other person or entity identified on Schedule 2). Stockholder owns all of the Subject Common Shares free and clear of all Liens, and, except pursuant to the provisions of this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Subject Common Shares or the Schedule 2 Shares. Stockholder has sole power of disposition with respect to all of the Subject Common Shares and (as to disposition of voting rights) of all the Schedule 2 Shares and has sole voting power of the Subject Common Shares and the Schedule 2 Shares with respect to the matters set forth in Section 5 hereof. Upon the purchase of the Subject Common Shares pursuant to Section 1, Purchaser will receive valid and marketable title to the Subject Common Shares, free and clear of all Liens.

                  2.2 Authority Relative to This Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

                  2.3 Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (a) except for any filings required under the HSR Act and for requirements of any applicable foreign antitrust laws or of U.S. federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority of the United States or any political subdivision thereof, (b) conflict with or violate the organizational documents, if any, of the Stockholder, or (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement to which Stockholder is a party or by which Stockholder is bound.

                  2.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

         3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to Stockholder as follows:

                  3.1 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, respectively. This Agreement has


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been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

                  3.2 No Conflict. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (a) except for any filings required under the HSR Act and for requirements of any applicable foreign antitrust laws or of federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) conflict with or violate the organizational documents of Parent or Purchaser, (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, other than, in the case of clause (c), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to perform its obligations hereunder.

                  3.3 Brokers. Except for Lazard Freres & Co. LLC, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

         4. Covenants of Stockholder.

                  4.1 No Disposition or Encumbrance of Subject Common Shares. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Lien with respect to the Subject Common Shares.

                  4.2 No Solicitation of Transactions. Until the occurrence of the Closing under the Purchase Agreement or the termination thereof, Stockholder shall not, nor shall it permit any of its subsidiaries or affiliates to, nor shall it authorize or permit any or its officers, directors or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its subsidiaries or affiliates to, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal (as defined below); (b) participate in any discussions or negotiations regarding any Company Takeover Proposal or (c) or enter into any agreement, understanding or arrangement with respect to the foregoing. For purposes of this Agreement, the term "Company Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company and the Company Subsidiaries taken as a whole or


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more than fifty percent (50%) of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Company Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of the Company and its Subsidiaries taken as a whole or more than fifty percent (50%) of such equity interest in the Company.

                  4.3 Compliance of Stockholder with this Agreement. Stockholder shall take all actions and forbear from all actions, in each case, necessary in order that (a) all of Stockholder's representations and warranties hereunder are true and correct and (b) Stockholder fulfills all of its obligations hereunder.

                  4.4 Additional Shares. In the event that, as of the date hereof, Stockholder owns, of record and beneficially, shares of Common Stock in excess of the aggregate number of shares set forth on Schedule 1 and under the heading "Shares Held of Record and Beneficially" on Schedule 2, then Stockholder shall transfer to Purchaser at no additional cost the number of shares by which Stockholder's record and beneficial ownership exceeds such aggregate number, together with any shares of Common Stock, other securities or other property hereafter acquired beneficially or of record by Stockholder in respect of such shares of Common Stock.

         5. Voting Agreement; Proxy.

                  5.1 Pre-Closing Voting Agreement. Subject to and without limiting the effect of Section 5.2, Stockholder hereby agrees that, from the date hereof until the Closing, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Subject Common Shares and the Schedule 2 Shares in favor of any of the transactions or other matters contemplated by the Transaction Documents (as defined in the Purchase Agreement") (the "Transactions"), and (b) vote (or execute a consent in respect
of) the Subject Common Shares and the Schedule 2 Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage any of the Transactions, including, but not limited to:
(i) any extraordinary corporate transaction (other than the Transactions), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of the Company Subsidiaries (as defined in the Purchase Agreement) or any proposal made in opposition to or in competition with the Transactions; (ii) a sale or transfer of a material amount of assets of the Company or any of the Company Subsidiaries; (iii) any change (other than the Transactions) in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change (other than the Transactions) in the present capitalization or dividend policy of the Company; or (v) any other material change (other than the Transactions) in the corporate structure or business of the Company or any of the Company Subsidiaries.

                  5.2 Pre-Closing Irrevocable Proxy. Stockholder hereby appoints Purchaser as the attorney-in-fact and proxy of Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all of the Subject Common Shares and the Schedule 2 Shares that Stockholder is entitled to vote at any meeting of stockholders of the


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Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, for the period, on the matters and in the manner specified in Section 5.1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL"). Stockholder hereby revokes, effective upon the execution and delivery of this Agreement, all other proxies and powers of attorney with respect to the Subject Common Shares and the
Schedule 2 Shares to which this proxy and power of attorney relates that Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Stockholder's obligations under Section 5.1 hereof) shall be given, or written consent executed (and, if given or executed, shall not be effective), by Stockholder with respect thereto so long as this Agreement remains in effect.

                  5.3 Post-Closing Irrevocable Proxy. Stockholder hereby appoints Purchaser as the attorney-in-fact and proxy of Stockholder, with full power of substitution, effective subject to the Closing and commencing on the Closing Date and for so long as Parent beneficially owns (as determined for purposes of Regulation 13D-G under the Exchange Act) at least a majority of shares of stock of the Company generally entitled to vote in the election of directors, to vote and otherwise act (by written consent or otherwise) with respect to any Schedule 2 Shares at the time owned by Stockholder, and any other shares of the Company at the time owned by Stockholder and received in respect of Schedule 2 Shares by reason of any stock dividend, subdivision, merger, recapitalization, confirmation, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, for the election or removal of directors of the Company as Purchaser in its absolute discretion shall determine to be appropriate. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212 OF THE DGCL. Stockholder hereby revokes, effective upon the execution and delivery of this Agreement, all other proxies and powers of attorney with respect to the Schedule 2 Shares that Stockholder may have heretofore appointed or granted, and no subsequent conflicting proxy or power of attorney shall be given, or written consent executed (and, if given or executed, shall not be effective), by Stockholder with respect thereto during such period. Nothing contained in this
Section 5.3 shall restrict Stockholder's right to transfer the Schedule 2 Shares, and, except in the case of a transfer of the Schedule 2 Shares to an affiliate of Stockholder, upon transfer the Schedule 2 Shares will be free of the proxy and power of attorney provided under this Section 5.3.

         6. Post-Closing Business Activities. In order to induce Purchaser to purchase the Subject Common Shares, and to protect the value thereof, Stockholder agrees as follows:

                  (a) Stockholder will not, for the period commencing with the Closing and ending on the first anniversary thereof, own, manage, operate, join, control, or participate in the ownership, management, operations, or control of any business that is engaged, directly or indirectly, in (i) the development or publishing of (A) computer, console or video game software, (B) leisure, recreational or productivity software, (C) educational or entertainment software or (D) "hint books" with respect to the foregoing (A), (B) and (C) (collectively, the "Specified Products") or (ii) the distribution of any Specified Products (other than Specified Products purchased pursuant to close-outs or similar sales of excess inventory) developed or published by third parties, in either case


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within North America, whether as principal, agent, stockholder (other than as a passive stockholder of a corporation listed on a national securities exchange or the stock of which is regularly traded in the over-the-counter market, provided that in the aggregate Stockholder owns less than 5% of the outstanding stock of such corporation).

                  (b) Stockholder recognizes and acknowledges that the foregoing territorial and time period restrictions are reasonable and properly required for the adequate protection of the Company's business, and that in the event that any such territorial or time limitation is deemed to be unreasonable or unenforceable by any court of competent jurisdiction, then Stockholder agrees to submit to the reduction of either or both of such limitations to such an area or period as shall be deemed reasonable and enforceable by such court.

                  (c) In the event Stockholder shall breach the covenants set forth in this Section 6, the time limitations thereof shall be extended for a period of time equal to the period of time during which such breach or breaches shall occur; and, in the event Parent or Purchaser seek relief from such breach in any court, the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

         7. Termination. This Agreement (other than Sections 5.3 and 6, which shall survive until they expire by their respective terms, but including any power of attorney and proxy granted pursuant to Section 5.2 hereof) shall terminate automatically on the termination of the Purchase Agreement in accordance with the terms and conditions thereof; provided, however, that if Stockholder fails to comply with Sections 1 or 5.1, the obligations of Stockholder under Sections 4, 5.1 and 5.2 shall not terminate until the third anniversary of the date of this Agreement. Any termination of this Agreement, or any provision thereof, shall not relieve any party hereunder of any liability for a breach of this Agreement.

         8. Miscellaneous.

                  8.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  8.2 Further Assurances. Stockholder and Parent shall execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the Transactions.

                  8.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  8.4 Entire Agreement. This Agreement constitutes the entire agreement between Parent, Purchaser and Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent, Purchaser and Stockholder with respect to the subject matter hereof.

                  8.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Purchaser may assign all or any of its rights and obligations


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hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                  8.6 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  8.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any condition of its obligations hereunder or inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered by any other party hereto pursuant hereto and (c) waive compliance with any agreement by any other party hereto contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

                  8.9 Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

                  If to Parent or Purchaser:

                           Infogrames Entertainment S.A.
                           84, rue der 1er Mars 1943
                           Villeurbanne, 69100
                           France
                           Attention: Thomas Schmider
                           Telecopy: (011 33) 472 655116
                           Confirm: (011 33) 472655000

                           And

                           Attention: Frederic Garnier
                           Telecopy: (011 33) 472 655059
                           Confirm: (011 33) 472655000

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                  With a copy to:

                           Pillsbury Madison & Sutro LLP
                           P.O. Box 7880
                           San Francisco, CA 94120-7880
                           Facsimile:  415-983-1200
                           Attention:  Nathaniel M. Cartmell III

                  If to Stockholder:

                           c/o Joseph J. Cayre
                           16 East 40th Street
                           New York, New York 10016
                           Facsimile:  212-679-1458
                           Confirm:  212-951-3057

                  With a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY 10153
                           Facsimile:  212-310-8007
                           Attention:  Robert L. Messineo, Esq.

                  8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  8.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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                  8.13 Public Announcements. Stockholder will consult with
Parent and use reasonable efforts to agree upon the text of any press release, before issuing any press release or otherwise making public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without Parent's prior consent, which consent shall not be unreasonably withheld, except as may be required by applicable law (including requirements of stock exchanges and other similar regulatory bodies).

                  8.14 Stockholder Representatives. Stockholder signs solely in its capacity as the owner of, or an officer of a not-for-profit corporation or the trustee of a trust which is the owner of, the Subject Common Shares and the
Schedule 2 Shares and nothing contained herein shall limit or affect any actions taken by any such individual who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

                  8.15 Legend Subject Common Shares. Stockholder shall promptly after the date hereof cause to be affixed to all certificates representing the Subject Common Shares the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN EQUITY PURCHASE AND VOTING AGREEMENT DATED NOVEMBER 15, 1999, AMONG INFOGRAMES ENTERTAINMENT S.A., CALIFORNIA U.S. HOLDINGS, INC. AND THE STOCKHOLDER NAMED THEREIN, WHICH, AMONG OTHER THINGS, RESTRICTS THE TRANSFER AND VOTING THEREOF."

                  8.16 Legend Schedule 2 Shares. Stockholder shall promptly after the date hereof cause to be affixed to all certificates representing the
Schedule 2 Shares the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN EQUITY PURCHASE AND VOTING AGREEMENT DATED NOVEMBER 15, 1999, AMONG INFOGRAMES ENTERTAINMENT S.A., CALIFORNIA U.S. HOLDINGS, INC. AND THE STOCKHOLDER NAMED THEREIN, WHICH, AMONG OTHER THINGS, RESTRICTS THE VOTING THEREOF."

                  8.17 REPS. Upon the occurrence of the Closing under the Purchase Agreement, Purchaser shall cause the Company to, and Stockholder shall cause REPS to, agree with each other that the agreement between the two parties dated as of May 1, 1999 (the "REPS Contract") will remain in full force and effect until at least March 31, 2000; provided, however, that Stockholder shall have no such obligation to cause REPS to extend the term of such agreement unless (a) the Company at the time when the extension is sought is current in all payments owed under the agreement is in compliance with all of its other obligations under the agreement and (b) if at such time Stockholder and its affiliates control REPS.

                  8.18 Stockholder Consent. The Stockholder hereby consents to the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the total number of

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
shares of all classes of stock which the Company shall have the authority to issue to 305,000,000 and to increase the number of shares designated Common Stock to 300,000,000 in the form attached as Exhibit J to the Purchase Agreement.

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